EXECUTION COPY

AMENDED AND RESTATED
SETTLEMENT AGREEMENT

This Amended and Restated Settlement Agreement (this “Agreement”) is entered into as of August 30, 2010, and is made by and between BCB Bancorp, Inc., (“BCB”) a New Jersey corporation and bank holding company, BCB Community Bank (the “Bank”), a New Jersey chartered bank and wholly owned subsidiary of BCB, and JAMES COLLINS (the “Executive”).

WHEREAS, the Executive, BCB, and the Bank are parties to a Change in Control Agreement and an Executive Agreement dated as of December 10, 2008 (collectively referred to as the “Change in Control Agreements”); and

WHEREAS, BCB and Pamrapo Bancorp, Inc. (“Pamrapo”) have entered into an Agreement and Plan of Merger, dated as of June 29, 2009 (the “Merger Agreement”), whereby Pamrapo will be merged into BCB (the “Merger”), and thereafter the corporate existence of Pamrapo shall cease; and

WHEREAS, concurrent with the execution of the Merger Agreement, the parties hereto previously entered into a settlement agreement (the “Prior Settlement Agreement”) to terminate the Change in Control Agreements as of the Effective Time, and in lieu of any rights and payments under the Change in Control Agreements, the Executive was entitled to the rights and payments set forth in the Prior Settlement Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement, which shall supersede and replace the Prior Settlement Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, BCB, the Bank, and the Executive agree as follows:

Section 1.                      Defined Terms.

Capitalized terms used but not defined herein shall have the same meaning as in the Merger Agreement.

Section 2.                      Termination of the Change in Control Agreements.

In consideration for the settlement benefits provided in Section 3 hereof (the “Settlement Benefits”), the Executive, BCB, and the Bank hereby agree that the Change in Control Agreements shall be terminated without any further action of any parties hereto, effective as of the Effective Time.  The Executive hereby acknowledges that the Settlement Benefits provided in Section 3 hereof shall be in lieu of any rights and payments under the Change in Control Agreements.

Section 3.                      Settlement Benefits.

(a)           Cash Payment. At the Effective Time, BCB shall pay to the Executive an amount equal to $425,932.19, less applicable income and employment tax withholdings, which shall represent a cash severance benefit of $424,528.19, plus a cash payment of $1,404 in lieu of continued disability coverage for thirty-six (36) months following the Effective Time at level comparable to the coverage provided to the Executive by BCB immediately prior to the Effective Time.

(b)           Continued Welfare Benefits.  At the Effective Time, BCB shall provide life insurance and non-taxable health and dental insurance coverage to the Executive and his dependents, at no cost of the Executive, for a period of thirty-six (36) months from the Effective Time at a level comparable to the benefits provided to the Executive and his dependents by BCB immediately prior to the Effective Time (the “Welfare Benefits”).

Section 4.                      Representations of the Executive.

The Executive hereby represents and acknowledges that except as set forth herein, Executive has no right or entitlement to any benefit or payment from or payable by BCB or the Bank, or any corporate parent, affiliate or subsidiary of BCB or the Bank, including but not limited to, benefits or payments under any plan of “deferred compensation” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any split dollar agreement, any option, restricted stock or other stock based benefit, any cash severance payment, any outplacement service or other benefit the payment of which would be triggered by the Merger or the Executive’s termination of employment; provided, however, the forgoing representation and acknowledgement shall not apply to (i) any vested benefit Executive has under any tax-qualified plan maintained by BCB, the Bank, or their affiliate in which Executive is a party; (ii) any salary or bonus earned prior to the Effective Time; or (iii) any vested benefit Executive has under the BCB 2002 Stock Option Plan or the BCB 2003 Stock Option Plan.

Section 5.                      Miscellaneous.

(a)           280G Indemnification.  The benefits pursuant to Section 3 hereof (collectively referred to as the “Change in Control Benefits”) made to the Executive on or after the Effective Time are structured so that the Change in Control Benefits, in the aggregate, shall not constitute an “excess parachute payment” under Section 280G of the Code.  If the Change in Control Benefits results in an “excess parachute payment” under Section 280G of the Code and would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, BCB or its successor shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive (before Federal, state, and local income and employment taxes) and, after deduction of the Excise Tax on the Change in Control Benefits and any Federal, state, and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Change in Control Benefits.

(b)           Final Agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, and shall supersede and replace the Prior Settlement Agreement in its entirety.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c)           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to principles of conflicts of laws thereof.

(d)           Headings.  The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(e)           Counterparts. This Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

Section 6.                      Release and Waiver.

The Executive hereby releases, waives, discharges and acquits BCB, the Bank, and their respective directors, officers, employees and agents, affiliates, subsidiaries, and the heirs, successors and assigns of all of them, from any and all claims, known or unknown, which the Executive, his heirs, successors and assigns, have or might have arising from or relating to the Change in Control Agreements.  The Executive, BCB, and the Bank hereby expressly understand and acknowledge that this release shall not affect or reduce the Executive’s right to receive: (i) a Gross-Up Payment (as defined and determined in accordance with Section 5(a) hereof); (ii) any vested benefit the Executive has under any tax-qualified plan maintained by BCB, the Bank, or their affiliate in which the Executive is a party; (iii) any vested benefit to which the Executive is entitled under the BCB 2002 Stock Option Plan or the BCB 2003 Stock Option Plan; or (iv) any salary or bonus earned for any employment by or service with BCB or the Bank prior to the Effective Time.  In addition, the Executive hereby releases, waives, discharges and acquits BCB, the Bank and their directors, officers, employees and agents, affiliates, subsidiaries, and the heirs, successors and assigns of all of them, from any and all claims, known or unknown, which the Executive, the Executive’s heirs, successors, and assigns, may have arising from or relating to the Executive’s employment by, or service with, with BCB or the Bank prior to the Effective Time.

Section 7.                      Effectiveness.

Notwithstanding anything to the contrary contained herein, the Agreement shall be subject to consummation of the Merger, and shall be effective as of the Effective Time.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

EXECUTIVE:

/s/ James Collins
James Collins

BCB BANCORP, INC.

By: /s/ Donald Mindiak
Name: Donald Mindiak
Title: President and Chief Executive Officer

BCB COMMUNITY BANK

By: /s/ Donald Mindiak
Name: Donald Mindiak
Title: President and Chief Executive Officer